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                                                                    Exhibit 3.26

                              Articles of Amendment

                                  By Directors

                                       Of

                               EVERGREEN AIR, INC.

     Pursuant to the provisions of ORS 57.360 (2)(a), the undersigned, being the president or vice-president and secretary or assistant secretary or a majority of the directors of the corporation hereinafter named, adopt the following Articles of Amendment:

     1. The name of the corporation is Evergreen Air, Inc.

     2. The corporation has not issued any shares of stock.

     3. The following amendment of the Articles of Incorporation was adopted by a majority of the directors on October 9, 1975.

 (The article or articles being amended should be set forth in full as they will be amended to read.)

     ARTICLE I The name of this corporation is EVERGREEN INTERNATIONAL AIRLINES, INC., and its duration shall be perpetual.

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     We, the undersigned, declare under the penalties of perjury that we have examined the foregoing and to the best of our knowledge and belief it is true, correct and complete.

    /s/ Delford M. Smith                          /s/ Phoebe A. Hocken
    ------------------------------------          ------------------------------
    Delford M. Smith            Director          Phoebe A. Hocken      Director

Dated October 9, 1975